   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 29, 2001

                                                             FILE NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                LIFEPOINT, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                     DELAWARE                                           33-0539168
 (State or Other Jurisdiction of Incorporation or          (I.R.S. Employer Identification No.)
                   Organization)
   1205 SOUTH DUPONT STREET, ONTARIO, CALIFORNIA                           91761
     (Address of Principal Executive Offices)                           (Zip Code)

                             MS. LINDA H. MASTERSON
                                LIFEPOINT, INC.
                            1205 SOUTH DUPONT STREET
                               ONTARIO, CA 91761
                                 (909) 418-3023
           (Name, Address and Telephone Number of Agent for Service)

                                    COPY TO:

                             ROBERT W. BEREND, ESQ.
                              WACHTEL & MASYR, LLP
                              110 EAST 59TH STREET
                              NEW YORK, N.Y. 10022
                                 (212) 909-9602

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
          TITLE OF EACH CLASS OF                AMOUNT TO BE        OFFERING PRICE         AGGREGATE           REGISTRATION
        SECURITIES TO BE REGISTERED            REGISTERED(4)        PER UNIT(1)(3)       OFFERING PRICE           FEE(2)
-------------------------------------------------------------------------------------------------------------------------------
Common Stock $.001 par value, shares to be
  offered by Selling Stockholders..........      6,784,620              $2.00             $13,569,240             $3,244
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Rounded to the nearest dollar.

(3) The closing sales price of the Common Stock as reported on the American Stock Exchange on November 26, 2001 was taken as the offering price of the shares and is used solely for the purpose of calculating the registration fee in accordance with Rule 457(d) under the Securities Act of 1933, as amended (the "Securities Act").

(4) An indeterminate number of shares of the Common Stock are being registered pursuant to Rule 416 under the Securities Act to cover any adjustment in the number of shares issuable as a result of the anti-dilution provisions of the Series C Preferred Stock and Warrants.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                6,784,620 SHARES

                                LIFEPOINT, INC.

                                  COMMON STOCK

     LifePoint, Inc. ("We" or the "Company") is in the final stages of preparing to market its first product, the IMPACT(TM) Test System, a device using a person's saliva to test on-site, without having to take a sample to a laboratory, for the presence in his or her body of (1) drugs of abuse, such as cocaine, heroin and marijuana, and (2) alcohol. We expect to have the marketing launch of this product not earlier than late February 2002, although some sales may be made earlier.

     We are not offering for sale any securities pursuant to this Prospectus. Instead, all but four of the Selling Stockholders named in the list beginning on page 26 of this Prospectus will be selling the shares of our Common Stock (1) issuable upon the conversion of shares of our Series C Preferred Stock sold to them as part of Units in our sixth private placement, as to which the first closing was held on June 20, 2001 and the final closing on September 28, 2001,
(2) issuable upon the exercise of Investor Warrants expiring June 19, 2006 also purchased as part of the Units in such private placement, (3) issuable upon the redemption of Premium (as defined), or issued in lieu of redemption of Premium, with respect to such shares of our Series C Preferred Stock and (4) issuable pursuant to the provisions that call for compensatory payments with respect to the Series C Preferred Stock and the Investor Warrants, as follows as of November 19, 2001:

     - 2,713,966 shares of our Common Stock which are issuable upon the conversions of 232,559 shares of the Series C Preferred Stock

     - 2,713,931 shares of our Common Stock which are issuable upon the exercises of the Investors Warrants

     - 814,192 shares of the Common Stock which is our current estimate as to the shares issuable upon the redemption of Premium with respect to the Series C Preferred Stock during the period commencing September 30, 2001 and ending June 30, 2004 (of which 54,342 shares have already been issued).

     - 11,352 shares of our Common Stock issued in lieu of redemption of Premium to the purchasers on September 28, 2001.

     - 56,022 shares of the Common Stock which is our current estimate as to the shares which may be issued pursuant to the provisions that call for compensatory payments with respect to the Series C Preferred Stock and the Investor Warrants.

     In addition, five Selling Stockholders named in the list will be selling:

     - 444,792 shares issuable upon the exercise of two Placement Agent's Warrants expiring June 19, 2006 and one expiring September 27, 2006

     - 30,335 shares issuable upon the exercise of two Finder's Warrants expiring June 19, 2006 and two expiring September 27, 2001 issued in partial payment of a placement agent's fee and four finders' fees, respectively, in connection with this sixth private placement.

     The Selling Stockholders may sell, from time to time, pursuant to this Prospectus, their shares of the Common Stock on the American Stock Exchange, in the third market, in isolated transactions, or in a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices with institutional or other investors. Our Common Stock is currently listed on such Exchange under the symbol: LFP. On November 26, 2001, the closing sales price as so reported was $2.00 per share. The Selling Stockholders may also attempt to sell their shares when permissible, pursuant to the exemption of Rule 144 under the Securities Act of 1933, as amended. There will be no underwriter's discounts or commissions except for the charges to a Selling Stockholder for sales through a broker-dealer. All net proceeds from a sale will go to the Selling Stockholder and none to the Company.

      THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
         This Prospectus is dated                          ,

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    3
Risk Factors................................................    6
Use of Proceeds.............................................   15
Material Changes............................................   16
Plan of Distribution........................................   21
Selling Stockholders........................................   25
Interests of Named Experts and Counsel......................   36
Incorporation of Certain Information by Reference...........   36
Commission Position on Indemnification......................   37

                                    SUMMARY

     Because the following is a summary, it does not contain all of the information that may be important to you as a prospective purchaser of shares of our Common Stock from a Selling Stockholder. You should read the entire Prospectus carefully, including the risk factors, and the periodic reports filed by us pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which are listed under the caption "Incorporation of Certain Information by Reference" in this Prospectus before you decide to purchase a share of our Common Stock.

KEY QUESTIONS AND ANSWERS.

1. WHO ARE WE?

     LifePoint, Inc. is a Delaware corporation, with its corporate office and manufacturing plant at 1205 South Dupont Street, Ontario, California 91761. Its research and development facility is located at 10400 Trademark Street, Rancho Cucamonga, California 91730. The Company's telephone number is (909) 418-3000. You should make inquiries relating to this Prospectus to Michele A. Clark, our Chief Accounting Officer, by writing to her at the Company's address or by calling her at (909) 418-3000.

2. WHAT BUSINESS ARE WE IN?

     We are in the final stages of preparing to market our first product, using technology licensed to us from the United States Navy and our own patented technologies. Our initial device, the IMPACT(TM) Test System (formerly called the LifePoint(TM) Test System), will use a person's saliva to test on-site, without having to take the sample to a laboratory, the presence in that person's body of (1) drugs of abuse, such as cocaine, heroin and marijuana, and (2) alcohol. Our proprietary system consists of a small instrument with integrated software to generate hardcopy test results and a fully contained disposable test cassette that serves as a simple collection device and reaction/read chamber. Our initial target markets will be initially law enforcement and subsequently the industrial workplace and the medical emergency room.

     In later years, we anticipate that, as our research and development efforts continue, we will make our non-invasive on-site diagnostic device available for other uses, such as long-term prescription drug monitoring, rapid diagnostic testing or wellness and health screening.

3. WHAT IS OUR RECORD OF REVENUES AND EARNINGS?

     Because we have not offered for sale any product or services, we have had no revenues. Through September 30, 2001, we incurred losses of $31,158,871. Because we do not expect the marketing launch of the IMPACT Test System earlier than in late February 2002, we anticipate that our operational losses will continue through this quarter ending December 31, 2001 and the quarter ending March 31, 2002 and probably for at least five additional quarters after the quarter in which we launch the product, if not longer.

4. DO WE NEED ANY GOVERNMENTAL APPROVALS TO BEGIN MARKETING?

     For us to market our testing device to hospitals and other medical facilities in the United States, we must first obtain clearance from the United States Food and Drug Administration. We currently expect to submit our product to the FDA for clearance no sooner than during the quarter ending June 30, 2002. Based on the current experiences of other companies, we expect to get such clearance not earlier than 100 days later. However, we could be delayed in our submission. In addition, the FDA may not clear the product when submitted. In addition, even if this agency clears our product, we may receive this clearance later than we anticipate.

     We do not require any governmental approvals to market the IMPACT Test System to law enforcement agencies. We currently anticipate that our manufacturing operations will have reached such stage as will permit us to commence marketing to the law enforcement market in the middle of the quarter ending March 31, 2002, although we may have some earlier revenues in December 2001.

5. WHAT SECURITIES ARE THE COMPANY OFFERING PURSUANT TO THIS PROSPECTUS?

     We are not offering any securities pursuant to this Prospectus. Substantially all sales of shares of our Common Stock pursuant to this Prospectus will be by persons or entities who or which acquired Units consisting of shares of our Series C Preferred Stock (which shares are convertible into shares of our Common Stock) and Investor Warrants in our sixth private placement pursuant to Regulation D under the Securities Act of 1933, as amended (the "Securities Act"), or two transferees of three such entities. We have held three closings with respect to this offering -- on June 20, June 29 and September 28, 2001. We do not intend to offer or sell any additional Units. Other sales of shares of our Common Stock pursuant to this Prospectus will be made by (1) an entity exercising three Placement Agent's Warrants, which were granted in partial payment of a placement agent's fee to this entity in connection with the foregoing private placement, and (2) each of four entities exercising a Finder's Warrant which was granted in partial payment of a finder's fee in connection with such private placement. In addition, the holders of the Series C Preferred Stock and Investor Warrants may also sell shares when and if received as compensatory payments with respect to their shares of the Series C Preferred Stock and Investor Warrants. All of these persons or entities and the two transferees of three entities (to be referred to in this Prospectus as the "Selling Stockholders") are named in the list beginning on page 26 of this Prospectus. The Selling Stockholders will offer, as of November 19, 2001:

     - 2,713,966 shares when and if 232,559 shares of our Series C Preferred Stock are converted.

     - 814,192 shares which is our current estimate (of which 54,342 shares have been issued) as to the shares to be issued upon the quarterly redemptions of Premium with respect to such shares of the Series C Preferred Stock during the period beginning September 30, 2001 and ending June 30, 2004.

     - 11,352 shares which were issued to the purchasers of the Units on September 28, 2001 in lieu of redeeming Premium because of the long delay between their subscriptions and the closing.

     - 56,022 shares of the Common Stock which is our current estimate as to the shares which may be issued pursuant to the provisions that call for compensatory payments with respect to the Series C. Preferred Stock and the Investor Warrants.

     - 2,713,931 shares when and if Investor Warrants are exercised.

     - 444,792 shares when and if the Placement Agent's Warrants are exercised.

     - 30,335 shares when and if the Finder's Warrants are exercised.

     The Selling Stockholders may, as an alternative to their offering pursuant to this Prospectus the aggregate of 6,784,620 shares of our Common Stock, seek to sell such shares, when permissible, pursuant to the exemption of Rule 144 under the Securities Act.

6. WHAT IS THE OFFERING PRICE PURSUANT TO THIS PROSPECTUS?

     The Selling Stockholders have advised us that they will sell, from time to time, the shares of our Common Stock at the prices quoted for our Common Stock on the American Stock Exchange, in the third market, in isolated transactions, or in a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices with institutional or other investors. Our Common Stock is currently listed on the American Stock Exchange under the symbol: LFP. On November 26, 2001, the closing sales price as so reported was $2.00 per share. The Selling Stockholders have also advised us that they may sell their shares, when permissible, pursuant to the exemption of Rule 144 under the Securities Act. There will be no underwriter's discounts or commissions, except for the charges to the Selling Stockholder if he, she or it sells through his, her or its broker-dealer.

7. WILL THE COMPANY RECEIVE ANY PROCEEDS AS A RESULT OF SALES OF SHARES PURSUANT TO THIS PROSPECTUS?

     We will not receive any proceeds from the sales of shares of the Common Stock by the Selling Stockholders pursuant to this Prospectus. We will, however, receive $9,567,174 if all of the outstanding Investor Warrants, Placement Agent's Warrants and Finder's Warrants issued to the Selling Stockholders and not held in escrow as of November 19, 2001, as to which the underlying shares are being offered pursuant to this Prospectus to purchase an aggregate of 3,189,058 shares of our Common Stock, are exercised. We cannot be certain as to when and if all of these Warrants will be exercised and as to the amount of proceeds the Company will actually receive from exercises, especially because of certain of the anti-dilution provisions in the Investors Warrants and the "cashless exercise" provisions in most of the Warrants.

                                  RISK FACTORS

     Before you invest in our Common Stock by purchasing shares from a Selling Stockholder named in this Prospectus (see the list beginning on page 26 of this Prospectus), you should be aware that there are various risks, including those which are described below. You should consider carefully these risk factors, together with all of the other information included in this Prospectus and in the periodic reports the Company has filed under the Exchange Act, before you decide to purchase any shares of our Common Stock. For information as to how you may receive copies of the Company's periodic reports, we direct your attention to the section captioned "Incorporation of Certain Information by Reference" in this Prospectus.

     Some of the information in this Prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward looking" information. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Prospectus. These forward-looking statements could involve known and unknown risks, uncertainties and other factors that might materially alter the actual results suggested by the statements. In other words, the Company's performance might be quite different from what the forward-looking statements imply.

THE FOLLOWING RISK FACTORS RELATE TO OUR OPERATIONS:

WE EXPECT OUR HISTORY OF OPERATIONAL LOSSES TO CONTINUE FOR PROBABLY ANOTHER SIX QUARTERS.

     From the date we incorporated on October 8, 1992 through September 30, 2001, we have incurred net losses of $31,158,871. These losses were due to the fact we have had no product or service to offer for sale or rental and, as a result, have incurred only expenses without generating any revenues. We are in the final stages of preparing our first product for marketing, the IMPACT Test System, a device which uses a person's saliva to test on-site for the presence in his or her body of (1) drugs of abuse, such as cocaine, heroin and marijuana, and (2) alcohol.

     We have been building up our manufacturing operations since January 2001 and, accordingly, we intend no earlier than late February 2002 to have our market launch of our product to law enforcement agencies which are one of our three initial target markets. Our second initial target market will be industrial companies with safety sensitive positions which we shall enter subsequently. Except as we shall note in the succeeding paragraph, we expect that there will be no governmental approval required as a prerequisite for us to market to these potential users of our product. However, for us to market our product in the United States to hospitals and other medical facilities (especially to medical emergency rooms which are our third initial target market), we must first obtain clearance from the Food and Drug Administration (the "FDA") for the product. We currently expect to file our "510(k)" application for clearance with the FDA no sooner than during the quarter ending June 30, 2002. We currently expect to obtain FDA clearance not earlier than during the quarter ending September 30, 2002. Certain of the potential non-medical users of our product may want to wait until we have obtained FDA clearance before they use the testing device, even though there is no such legal requirement for us to sell the product to them. This delay may defer our receipt of revenues.

     In November 2000, the FDA published draft guidance for over-the-counter screening tests for drugs of abuse. In this document the FDA announced its intention to be consistent in its regulation of drugs of abuse screening tests used in the home, work place, insurance and sports settings. The FDA would, however, continue to defer oversight for law enforcement applications. Should the FDA adopt such regulations, despite our efforts and those of others to dissuade the FDA from doing so, such regulations could delay the start of our marketing to the industrial market until we comply. However, because we are also seeking clearance from the FDA of use of our product for medical purposes, we do not believe that any potential delay in marketing to the industrial market will be significant except if, as we shall note in the succeeding paragraph, we do not obtain the medical-user clearance, in the usual and customary time, for some currently unanticipated reason. In addition, we intend to market our product to law enforcement agencies and medical users in Europe earlier than initially intended, which, if implemented, could offset any loss in early revenues due to the delay, if it occurs, in marketing to the industrial market in the United States.

     We may not meet the schedule described in the second preceding paragraph, both as to commencing marketing and making the submission to the FDA. In addition, the FDA or any foreign government may not grant clearance for the sale of the Company's product for routine screening and diagnostic operations. Furthermore, the clearance process may take longer than we project. Even if we do meet our schedule, we do not expect to produce product revenues until the middle of the quarter ending March 31, 2002 at the earliest when the product is formally launched, although we may have some early revenues in December 2001. We, therefore, anticipate that our losses will continue for this fiscal year ending March 31, 2002 ("Fiscal 2002") and that we shall turn profitable not sooner than five quarters after the quarter in which the product is launched. We can estimate, but we cannot assure you as to when our expected revenues will exceed expenses.

WE MAY HAVE TRANSITIONAL PROBLEMS.

     We expect to encounter the risks and difficulties frequently encountered by companies that have recently made a transition from research and development activities to commercial production and marketing, including certain of those set forth below under this caption "Risk Factors." As an example, our transition from a development stage company to a commercial company may strain our managerial, operational and financial resources. If our products achieve market acceptance, then we will need to increase our number of employees, significantly increase our manufacturing capability and enhance our operating systems and practices. We cannot assure you that we will be able to effectively do so or otherwise manage our future growth.

WE MAY, BUT DO NOT ANTICIPATE THAT WE SHALL, HAVE A NEED FOR ADDITIONAL
FINANCING.

     As a result of the $9,200,000 in gross proceeds realized in our fourth private placement which we closed in February and March 2000, we believed, as we had previously announced, that we had sufficient funds to complete the commercialization of our testing product and bring the same to market. However, as we had also previously reported, we also required additional funds to bridge the gap between the time the IMPACT Test System was first brought to market and the time the resultant revenues from sales of such product will result in profitability. As reported under the caption "Material Changes" in this Prospectus, in June and September, 2001, we realized $12,792,681 in proceeds (net of $994,404 in expenses related to the private placement) from the sale of
393.916 Units, each Unit consisting of 1,000 shares of our newly designated Series C Preferred Stock and an Investor Warrant to purchase 11,670 shares of our Common Stock. We had previously realized $3,000,000 in gross proceeds from the sale of 75,000 shares of our then designated Series B Preferred Stock; however, these investors converted their investment into Units and, accordingly, are included in the above total. As a result, we believe that the net proceeds from the two offerings, in conjunction with a portion of the exclusive marketing fee from CMI, Inc. ("CMI") described in the second succeeding paragraph and the proceeds from standard commercial banking lines of credit, will be sufficient to enable us to reach the period when we can reasonably expect to achieve profitability. However, if there are any additional delays in our meeting our timetable subsequent to that which we reported in early October or a reduced rate of growth in our revenues from those we anticipate, we may require additional funding. In addition, because part of the proceeds from the offering ($5,647,470 as of November 19, 2001) are held in escrow against the achievement by the Company of two designated milestones, we could have to refund some or all of these proceeds held in escrow.

     We believe that, with the net proceeds from the private placement described in the preceding paragraph, the marketing fee to be paid as described in the succeeding paragraph and the proceeds from standard commercial banking lines of credit, we have sufficient funds to complete commercialization, generate field trials and pilot studies, initial marketing and reach profitability, expected to occur five quarters post product introduction. There can be no assurance that our estimate as to costs and timing will be correct. Any delays may further increase our costs.

     We have entered into a strategic partnering agreement with CMI to distribute our products exclusively to the law enforcement market. As part of this agreement, CMI will make payments of approximately $5,000,000 to us over a two and one-half year period. Additionally, we continue to pursue additional strategic partnering for other markets; several large corporations have expressed their initial interest in partnering with us. We anticipate that an additional partnering agreement may be completed; however, there can be no assurance when and if such arrangement will be made.

     We have also investigated the possibility of an underwritten public offering. We have received expressions of interest from several well-known, top-tier firms, but only on a post-revenue basis. However, because currently the market is not generally receptive to public offerings, we can give you no assurance that stock market conditions in 2002 will be receptive to a public offering by the Company, especially in view of the general volatility of the market in 2000 and the first three quarters of 2001, should we require additional financing.

     In addition, competitive conditions in our industry may make us less attractive to potential investors. For additional information on our potential competition, we recommend that you read the section entitled "We will face major competition" under this caption "Risk Factors."

     If all of the Common Stock purchase warrants to purchase an aggregate of 11,901,021 shares which were outstanding, which were exercisable and which were not held in escrow on November 19, 2001 were subsequently exercised, we would realize $30,810,516 in gross proceeds. This amount includes the $9,567,174 we shall realize if all of the outstanding Investor Warrants, the Placement Agent's Warrants and the Finder's Warrants as to which the 3,189,058 underlying shares are being offered pursuant to this Prospectus are exercised. The amounts in the two preceding sentences exclude the proceeds from Investor Warrants to purchase an aggregate of 1,883,071 shares which, as of November 19, 2001, were held in escrow and, if released from escrow and exercised, as to which there can be no assurance, would result in the Company receiving an additional $5,649,213 in gross proceeds. If all of the stock options which were outstanding as of November 19, 2001 to purchase an aggregate of 2,210,836 shares were subsequently exercised, we would realize $6,440,418 in gross proceeds. However, we cannot be certain as to when and if these warrants and options will be exercised by the respective holders. We cannot project at what time there will be a sufficient spread between the exercise price and the market price of the Common Stock so as to induce the holder to exercise. In addition, most of the outstanding stock options are not currently exercisable as to all of the shares of the Common Stock subject thereto and certain of warrants are not currently exercisable at all. Accordingly, we cannot rely on these exercises as a source of financing.

     We recognize that, without the additional financing if required, we cannot bridge the gap between the commencement of marketing and when, if ever, we begin to operate on a profitable basis. Unless we obtain such additional financing (if required) and achieve profitability, as to neither of which can we give any assurance, your investment in the Company may become a complete loss.

WE WILL FACE MAJOR COMPETITION.

     When we have our product launch for our saliva-based product to test for drugs of abuse and alcohol no sooner than the middle of the quarter ending March 31, 2002 as currently anticipated, we will compete with many companies of varying size that already exist or may be founded in the future. Substantially all of the current tests available either use urine or blood samples as a specimen to test for drugs of abuse or use breath, saliva, or blood samples to test for alcohol.

     With respect to our testing for the presence of drugs of abuse in saliva, we will face competition from Avitar, Inc. ("Avitar"), OraSure Technologies, Inc. ("OraSure"), AnSys, Inc. ("AnsSys") and Cozart Bioscience, Ltd. ("Cozart") which are marketing, or will soon be marketing, on-site saliva test systems using lateral flow membrane systems. We believe that the limitations of the technologies used by these four companies will negatively impact their ability to sell into our target markets. We believe that none of their products, as currently available, will be evidentiary in the law enforcement and industrial markets because each such product is not quantitative and a non-instrumented product will not be legally defensible. In medical emergency markets, we believe that their products will not provide the needed quantitative results. Additionally, we believe that the type of on-site technology used by these four companies is less sensitive than the instrumented flow immunosensor technology we have developed and not sensitive enough to detect certain drugs at levels that are found in saliva. We, accordingly, believe that our product is superior to the products these four companies are currently marketing, or will soon be marketing. However, we could be incorrect in our assessment of their products. In addition, even if we are correct in our assessment, one or more of these companies could attempt to modify its product to meet our criticisms. In either of these events, one or more of these products could significantly impact our ability to sell our product.

     In addition, we recognize that other products performing on-site testing for drugs in blood or saliva may be developed and introduced into the market in the future.

     With respect to urine testing for the presence of drugs of abuse, we shall face as competitors BioSite Diagnostics Inc., Syva Company (a division of Dade Behring Inc.), Roche Diagnostics (a division of Hoffman La Roche, Inc.) and at least five other major pharmaceutical companies, which currently use urine as the specimen for on-site drug testing. Almost all of these prospective competitors have substantially greater financial resources than we do to develop and market their products.

     With respect to testing for the presence of alcohol, we will compete with CMI, Inc., Intoximeters, Inc., Draeger Safety, Inc., and other small manufacturers.

     We anticipate that the Company's saliva based drugs of abuse and alcohol test will be evidentiary in the law enforcement market. In addition, we expect that the Company's tests may be performed on a non-evidentiary basis in a portion of the industrial marketplace, specifically the approximately 20% of the safety-sensitive workplace that is federally regulated. If a drug of abuse is detected in the screening test, the sample may need to be forwarded to a laboratory, where a confirmatory analysis will be performed. Usually gas chromatography/mass spectrometry is employed for such confirmatory test. Our marketing analysis has indicated a greater market potential for a saliva sample portable testing instrument for drugs of abuse by law enforcement agencies, occupational health clinics, hospitals and other medical facilities than for a urine sample instrument. However, the use of this product in other potential markets that are testing for drug use over the last two to five days or "lifestyle," such as pre-employment testing, may be limited with our initial product.

     We believe that our IMPACT Test System will be unique because, to our knowledge, no company is currently offering a simultaneous test for drugs and alcohol using saliva as a specimen. In addition, we are not aware of any products that can deliver an immediate "blood equivalent" quantitative drug test that indicates current impairment in a person from the National Institute of Drug Abuse ("NIDA") list of drugs of abuse ("NIDA-5"). As indicated in the fourth preceding paragraph, Avitar, OraSure, AnSys and Cozart have each released, or soon will be releasing, a drug screening, qualitative (yes/no) test for saliva. In addition, one or more other companies may be developing a saliva-based testing device to test for drugs. We believe the technology they are using is very different from ours. Accordingly, by the time we have the product launch of our product (currently anticipated to be no earlier than the middle of the quarter ending March 31, 2002), we will already have some competition to our product also using saliva as a specimen for testing. This competition would be in addition to that of the companies already using urine as the specimen for testing. Furthermore, because of the time frame it has taken for us to bring our product to market, our competition may have developed name recognition among customers that will handicap our future marketing efforts.

WE ARE SUBJECT TO SUBSTANTIAL GOVERNMENTAL REGULATION.

     We have already directed your attention to the fact that we cannot market our saliva based testing device to hospitals and other medical facilities unless we have FDA approval. We have also pointed out the proposed FDA regulations relating to marketing to the industrial market in the United States. See "We expect our history of operational losses to continue for some quarters in the future" under this caption "Risk Factors."

     In addition, regulations implementing the Clinical Laboratory Improvement Amendments of 1988 (the "CLIA") promulgated by the United States Department of Health and Human Services (the "HHS") and the Health Care Financing Administration on February 28, 1992, which were to become effective September 1, 1992, would require that all employment drug testing, including on-site testing, be processed by a federally approved laboratory, which could perform on-site testing. On August 28, 1992, the HHS announced that the application of the CLIA to workplace testing would not go into effect on September 1, 1992 because of comments made on the final regulations. These comments raised questions about, among other things, whether bringing employee drug testing under the CLIA might have an unintended chilling effect on efforts to encourage drug-free workplace programs. As reported in the January 19, 1993 Federal Register, the final decision on the regulations has been delayed until further investigation would be completed. Such decision has not been made as of the date hereof.

     If the regulations are not adopted, on-site drug testing in the workplace will continue to be exempt from the CLIA. If the regulations are adopted, although we can obtain access to a forensic laboratory, we believe that the consequences of adoption of the regulations would add to a potential customer's costs. Accordingly, this would have a material adverse impact upon our business with respect to employment testing in the private sector. However, we designed our product in such a way that we believe that our product will be exempt from CLIA regulation, even if the regulations are adopted in the current form. We cannot give you any assurance that the HHS or the FDA will agree.

     We do not believe that federal, state and local provisions which have been enacted or adopted regulating the discharge of material into the environment, or otherwise relating to the protection of the environment, will have any material effect upon our capital expenditures, potential earnings and our competitive position.

     Finally, we direct your attention to the succeeding risk factor where we describe the FDA regulation of manufacturing operations.

WE MAY NOT BE ABLE TO DEVELOP OUR MANUFACTURING OPERATIONS ADEQUATELY OR AS QUICKLY AS REQUIRED TO MEET EXPECTED ORDERS OR BE IN COMPLIANCE WITH THE NEW GUIDELINES FOR QUALITY SYSTEM REGULATION ("QSR") FOR COMMERCIALIZATION OF OUR PRODUCTS.

     We are first building up our manufacturing capabilities. Accordingly, we have not as yet demonstrated the ability to manufacture our product at the capacity necessary to support our expected commercial sales. In addition, we may not be able to manufacture on a large scale or cost effectively.

     We expect to conduct all manufacturing of the disposable cassettes at our own facility. In addition, we intend to manufacture the instrument for at least the first six months or more. If our facility or the equipment in our facility is significantly damaged or destroyed, we may not be able to quickly restore manufacturing capacity. Although we have engaged another company within a year to manufacture the instrument, so production could be turned over to it earlier than anticipated, the Company is not currently aware of any alternative manufacturer for the cassette.

     We are required, in the United States, to follow Quality System Regulation ("QSR") as prescribed by the FDA (for the medical markets only) and to obtain a CE Mark and ultimately become ISO 9001 certified for European sales. Although we do not believe that these requirements will be a problem, we cannot assure you that we will be able to bring our plant into compliance and/or require our prospective third party manufacturers to comply with QSR and/or ISO, or obtain a CE Mark.

     We have devoted a significant portion of our capital budget for Fiscal 2002 to reduce our cost of goods for the disposable cassette and automating our manufacturing facility in an effort to lower our initial manufacturing costs. Although we are optimistic as to the results of these efforts, we cannot assure you that these efforts will result in the manufacturing cost savings we anticipate and when these savings, if obtained, will be reflected in our financial statements.

WE SHALL BE DEPENDENT ON THIRD-PARTY SUPPLIERS FOR CRITICAL SUPPLIES.

     We will only initially perform the final assembly of the instrument and critical sub-assemblies will be manufactured by OEM suppliers. Our dependence on third parties for the manufacture and supply of instrument and cassette product components could have a material adverse effect on our profit margins and our ability to deliver our products on a timely and competitive basis if these third parties were to terminate production of the components, fail to comply with QSR or be subject to unforeseen adverse results.

LEGAL PRECEDENT HAS NOT YET BEEN ESTABLISHED UPHOLDING THE RESULTS OF LIFEPOINT'S DIAGNOSTIC TEST SYSTEM.

     The legal precedents for performing drug and alcohol testing in both law enforcement and the industrial workplace have been well established. Blood and urine testing are the currently accepted standard samples for drugs and blood, breath and saliva for alcohol. However, several saliva-based drug tests are beginning to be used. The use of saliva for drug testing in the workplace market is very strong. There are few state laws limiting the use of saliva. Law enforcement officers are permitted to use saliva as a specimen for testing for driving under the influence of drugs or alcohol in at least 28 states. Some states require that the test process or test operations be approved by the state. Therefore, additional efforts will be needed to change the laws in the other states. We believe this change will occur because law enforcement officials are anxious to have a non-invasive test method for drug testing and are willing to support legislation. We are currently working on draft legislation for this joint effort. Nevertheless, we cannot assure you as to when and if this legislation will be adopted in the other states.

     Although there are no product approvals required to market to law enforcement agencies, we still need to meet certain legal challenges. In order for a product or technology to be used in a court of law as evidence, it must be admissible under standards that have been adopted by all 50 states in the United States. These standards require acceptance of the product or technology by members of the scientific community and proven performance equal to currently used methods. We anticipate that the peer-reviewed papers we have presented over this past year and the papers that we will publish from our field evaluations currently being completed will meet this requirement prior to the first legal challenge to our product. However, we can give you no assurance that our technology will be accepted.

     Lastly, the National Highway and Traffic Safety Administration (the "NHTSA") must approve alcohol test products for Department of Transportation use, either as a screening method or an evidentiary method. We believe that our product meets the requirements of an evidentiary product. Nevertheless, because we have not yet submitted our product for approval, we cannot guarantee acceptance by the NHTSA.

OUR EFFORTS TO LEGALLY PROTECT OUR PRODUCT MAY NOT BE SUCCESSFUL.

     We will be dependent on our patents and trade secret law to legally protect the uniqueness of our testing product. However, if we institute legal action against those companies which we believe may have improperly used our technology, we may find ourselves in long and costly litigation. This result would increase our costs of operations and thus adversely affect our results of operations.

     In addition, should it be successfully claimed that we have infringed on the technology of another company, we may not be able to obtain permission to use those rights on commercially reasonable terms. In any event, payment of a royalty or licensing fee to any such company would also add to our costs of operations and thereby adversely affect our results of operations.

WE MAY NOT BE ABLE TO OPERATE SUCCESSFULLY OUR BUSINESS IF WE LOSE KEY PERSONNEL OR FAIL TO ATTRACT SKILLED PERSONNEL.

     We believe that our success will depend on the continued services of our senior management team and other personnel, as well as our ability to attract and retain skilled personnel. The loss of any of our senior management team or other key employees, or our failure to attract and retain the necessary scientific, manufacturing, sales and marketing personnel could have a material adverse effect on our business, results of operations and financial condition.

WE MAY NOT BE ABLE TO ESTABLISH SALES AND MARKETING CAPABILITIES NECESSARY TO EXPLOIT WHAT WE BELIEVE IS A GREAT POTENTIAL FOR OUR PRODUCT.

     We are currently in the process of building up our marketing and sales capabilities. In addition, we have engaged a strategic partner to sell our product in the law enforcement market, one of our three initial target markets. However, we may not be able to add the additional marketing and sales personnel we require. In addition, we may not be able to engage a second strategic partner to market our product in certain segments of the industrial marketplace as we currently contemplate. We also may not obtain the distribution capabilities we require in foreign markets. Finally, even if we have the personnel and the strategic partners and distributors, we cannot be certain as to how quickly, if at all, the different marketplaces will accept our product.

THE FOLLOWING RISK FACTORS RELATE TO OUR COMMON STOCK:

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT MARKET PRICE OF THE COMMON STOCK.

     Of the 31,753,157 shares of the Common Stock outstanding on November 19, 2001, only 863,595 shares were not eligible for sale as of such date pursuant to the exemption of Rule 144 under the Securities Act or could not be otherwise sold without the necessity of our filing a registration statement naming the holders as selling stockholders.

     As of November 19, 2001, there were 2,000,000 shares reserved for issuance upon the exercises of stock options granted or to be granted pursuant to our 2000 Stock Option Plan. As of such date, there were outstanding stock options under such Plan to purchase an aggregate of 957,025 shares, of which stock options were exercisable on such date, or will become exercisable within 60 days thereafter, to purchase an aggregate of 106,724 shares. In addition, as of November 19, 2001, there were 1,494,181 shares reserved for issuance upon the exercises of stock options granted or to be granted pursuant to our 1997 Stock Option Plan, of which stock options to purchase an aggregate of 1,253,811 shares were outstanding. Stock options granted under our 1997 Stock Option Plan were exercisable on November 19, 2001, or will become exercisable within 60 days thereafter, as to an aggregate of 763,571 shares. All of the shares issuable upon the exercises of stock options pursuant to these two Plans have been registered under the Securities Act for issuance by us to the respective optionees. Accordingly, unless the optionee is an "affiliate" of our Company as such term is defined in Rule 405 under the Securities Act, he or she may, after exercise of a stock option, resell the shares received upon exercise without the use of a "reoffer" prospectus. Consistent with the practice of other public companies, we filed on August 9, 2001 a reoffer prospectus so that affiliates of our Company holding stock options, or who exercised stock options, may resell their shares of Common Stock immediately as other employees may do.

     In addition, as of November 19, 2001, we had reserved an aggregate of 6,711,963 shares for the exercises of outstanding Common Stock purchase warrants (the "Outstanding Warrants"). The Outstanding Warrants do not include the Investor Warrants, the Placement Agent's Warrants and the Finder's Warrants to purchase an aggregate of 7,786,060 shares as to which all but Investor Warrants to purchase an aggregate of 1,883,071 shares are being offered pursuant to this Prospectus. In addition, the Outstanding Warrants do not include five Common Stock purchase warrants (the "Officers' Warrants") to purchase an aggregate of 2,000,000 shares of the Common Stock granted on October 10, 1999 to our two principal operating officers and which will not become exercisable until designated goals for the Company are achieved. The Outstanding Warrants expire on various dates ranging from December 7, 2002 to March 31, 2009, have exercise prices ranging from $.50 to $4.77 per share and were all exercisable as of November 19, 2001 except for six Outstanding Warrants to purchase an aggregate of 500,000 shares of the Common Stock granted to two other officers of the Company which, like the Officers' Warrants, do not become exercisable until designated goals for the Company are achieved. The shares of the Common Stock issuable upon exercises of Outstanding Warrants to purchase an aggregate of 2,105,388 shares and the Officers' Warrants have not been registered under the Securities Act. Accordingly, these shares and, until registered under the Securities Act if and when released from escrow, the 1,883,071 shares issuable upon the exercise of Investor Warrants held in escrow will be "restricted securities" as such term is defined in Rule 144(a)(3) under the Securities Act after issuance and, in the case of the Investor Warrants, also after release from escrow to allow exercise. The holder (including an affiliate of the Company) may, one year after the exercise of any such Warrant, resell his, her or its shares received upon any such exercise pursuant to the exemption from registration of Rule 144 under the Securities Act. We have registered in another registration statement (File No. 333-65536) under the Securities Act for resale by the holders an aggregate of 4,606,575 shares issuable upon the exercises of the other Outstanding Warrants.

     We are unable to predict the effect that sales into the market of our shares of the Common Stock made under Rule 144 or otherwise and the delayed sales into the market of shares subject to the outstanding stock options and the warrants may have on the then prevailing market price of our shares. It is likely that market sales of large amounts of these shares of our Common Stock or of the 6,784,620 shares offered for resale by this Prospectus (or the potential for those sales even if they do not actually occur) may have the effect of depressing the market price of our Common Stock.

     Although, as indicated in the previous paragraph, we recognize that even the threat of sales of an aggregate of 3,189,058 shares issuable upon the exercises of the Investor Warrants, the Placement Agent's Warrants and the Finder's Warrants offered pursuant to this Prospectus may have a depressive effect on the market price of our Common Stock, we believe that such exercises are not likely to occur in the near term absent a substantial increase in the market price of our Common Stock, as to which increase we can give you no assurance. However, if all of the exercises occurred in the near term, contrary to our current belief, and there were no "cashless" exercises, the Company would realize $9,567,174 in gross proceeds which will reduce our need for additional financing, if required.

WE DO NOT ANTICIPATE PAYING DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE.

     We intend to retain future earnings, if any, to fund operations and expansion of our business. In addition, our expected continuing operational losses and our Series C Preferred Stock will limit legally our ability to pay dividends on the Common Stock. Accordingly, we do not anticipate paying cash dividends on shares of our Common Stock in the foreseeable future.

                                USE OF PROCEEDS

     The Company will not receive any proceeds upon the subsequent sales by the Selling Stockholders of the 6,784,620 shares of the Common Stock offered by this Prospectus. If the Investors Warrants, the Placement Agent's Warrants and the Finder's Warrants outstanding as of November 19, 2001 to purchase an aggregate of 3,189,058 shares of the Common Stock held by the Selling Stockholders and offered for resale pursuant to this Prospectus are exercised in their entirety and there are no "cashless" exercises, the Company will receive $9,567,174 upon such exercises. Because of the uncertainty as to when and if any of these Warrants will be exercised and as to which "cashless" exercises will be made, the Company intends to use any proceeds from these exercises for working capital purposes.

                                MATERIAL CHANGES

SERIES C PREFERRED STOCK

(1) GENERAL

     On June 20, 2001, the Company sold, at $35,000 per Unit, to eleven investors an aggregate of 228.007 Units, each Unit consisting of 1,000 shares of a newly-designated series of the Preferred Stock designated the Series C Convertible Preferred Stock (the "Series C Preferred Stock") and a Warrant expiring June 19, 2006 (i.e., the "Investor Warrant") to purchase then 10,000 shares of the Company's Common Stock, $.001 par value (the "Common Stock"), at $3.50 per share.

     430,000 shares of the 3,000,000 authorized shares of the Preferred Stock were designated as the Series C Preferred Stock in order to cover not only the original sale by the Company, but also subsequent sales after the original issuance on June 20, 2001. On June 29, 2001, an additional 85.713 Units were sold at the same purchase price per Unit to the three holders of the Company's then designated Series B 20% Cumulative Convertible Preferred Stock, which holders surrendered such shares and the related Common Stock purchase warrants as the payment for such Units. Such three holders were among the eleven purchasers on June 20, 2001. The exchange was contemplated at the date of the initial closing.

     On September 28, 2001, the Company sold an additional 80.196 Units at the same purchase price per Unit to sixteen accredited investors.

     As of August 16, 2001, the Company and the purchasers agreed that a holder could convert a share of the Series C Preferred Stock at an initial conversion price of $3.00 (not $3.50) and would receive 11.67 shares upon conversion (not 10 shares). In addition, the exercise price of the Investor Warrant was reduced from $3.50 to $3.00 per share and a holder would receive 11,670 shares, not 10,000 shares, upon exercise of the Investor Warrant included in a Unit. In addition, the provision requiring quarterly resets of the exercise price based on the market prices for the Common Stock during the first year was deleted. See the section "Investor Warrants" under this caption "Material Changes." The changes to the Series C Preferred Stock were to become effective only if the related Certificate of Designation was so amended, which action would have required the consent or approval of the holders of a majority of the outstanding shares of the common Stock and great expense to the Company. However, the investors agreed, as of November 21, 2001, to waive the requirement of an amendment to the Certificate of Designation and will instead rely on a contractual commitment by the Company to honor conversions on the basis set forth above. Such action is permitted by the General Corporation Law of the State of Delaware ("GCL").

     There were outstanding, as of November 19, 2001, an aggregate of 393,916 shares of the Series C Preferred Stock (convertible into an aggregate of 4,597,002 shares of the Common Stock) and Investor Warrants to purchase an aggregate of 4,597,002 shares of the Common Stock.

     Pursuant to an escrow agreement, unless waived as indicated below, 50% of the proceeds, the shares of the Series C Preferred Stock and the Investor Warrants are held in escrow, to be released upon achievement by the Company of the following two milestones:

          (a) (i) confirmation that the Company has sold at least an additional 57 Units for an aggregate of at least 370.720 Units, which sales were consummated on September 28, 2001, and (ii) receipt of validation from an independent third party, which is selected by 70% of the holders owning 42,857 shares or more of the Series C Preferred Stock, that the IMPACT Test System produces data and functions as expected to be outlined in a 510(k) application to be submitted to the FDA, both milestones to be achieved on or prior to December 31, 2001, and

          (b) confirmation that the Company has received bona fide orders for the sale of the IMPACT Test System in an amount not less than $250,000 on or prior to March 31, 2002.

Any holder of the Series C Preferred Stock may, at any time, waive compliance with either milestone, which action will release from escrow the corresponding proceeds to the Company and the securities to the investor. Purchasers of 38.625 of the 80.196 Units at the closing held on September 28, 2001 waived having their shares of the Series C Preferred Stock, their Investor Warrants and their purchase price amounts held in escrow. Purchasers of 32.571 Units subsequently waived escrow. The second milestone does not become operational unless the first milestone is achieved or compliance therewith is waived by the holders whose securities are still held in escrow. Upon non-achievement of a milestone, a holder can request that its purchase price then held in escrow be refunded to the holder. In such event the related shares of the Series C Preferred Stock and Investor Warrant or Warrants would be cancelled.

     As of November 19, 2001, $5,647,470 of the purchase price amounts paid for the Units, 161,357 shares of the Series C Preferred Stock, Investor Warrants to purchase an aggregate of 1,883,071 shares of the Common Stock, 53,861 shares of the Common Stock issued upon the redemption of Premium with respect to the foregoing shares of the Series C Preferred Stock and 834 shares of the Common Stock issued in lieu of the redemption of Premium were held in escrow.

     The Series C Preferred Stock is senior to any other series of the Preferred Stock hereafter designated and the Common Stock (collectively the "Junior Stock") with respect to dividends, upon redemption and upon liquidation. Except as may be consented to by the holders of at least a majority of the then outstanding shares of the Series C Preferred Stock, (1) no dividends or other distributions may be paid on the Junior Stock (other than dividends on the Common Stock in shares), (2) no shares of the Junior Stock may be redeemed; and
(3) the Company may not distribute to the holders of the Junior Stock any assets upon liquidation, dissolution or winding up of the Company until the holders of the Series C Preferred Stock have received $35.00 per share (i.e., the Stated Value of a share of the Series C Preferred Stock) and any accumulated but unpaid Premium (as defined in the second succeeding subsection).

     Redemptions of Premium and other redemptions may be made only if legally permissible under the GCL. Because the Company currently has sufficient "surplus" as interpreted under the GCL, the Company should be able to make these redemptions on a current basis, which the Company did as of September 30, 2001 with respect to Premium accrued as of such date; however, continuance of operational losses in the future, as currently anticipated, could create a problem at some point in the future if the surplus was insufficient.

(2) DIVIDENDS

     There will be no dividends payable on the Series C Preferred Stock.

(3) PREMIUM

     On the last date of each of the Company's fiscal quarters, commencing September 30, 2001, in which shares of the Series C Preferred Stock are outstanding, the Company is required to redeem all accrued and unpaid Premium as of such date. Premium is defined to be an amount equal to the product of (a) 10% (5% after June 20, 2004), (b) the quotient of the number of days since the last redemption of Premium and 365 and (c) the Stated Value (i.e., $35.00 per share). The redemption is to be effected by the issuance of a number of shares of the Common Stock to each holder of the Series C Preferred Stock equal to the quotient obtained by dividing the aggregate amount of Premium then due on the shares of the Series C Preferred Stock held by such holder on such date by the Market Price on such date.

     Market Price is calculated as an average over a 20-trading-day period and will be determined as follows:

          (a) if the Common Stock is then listed on a national securities exchange or quoted on The Nasdaq Stock Market ("Nasdaq"), the Market Price will mean the average of the closing sale prices reported on the exchange or quoted for Nasdaq on each trading day during such 20-trading-day period as reported by Bloomberg Financial Services (or a comparable service) or

          (b) if the Common Stock is not then listed on an exchange or quoted on Nasdaq, the Market Price will mean the average of the closing bid and asked prices for the Common Stock on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. or in the pink sheets as reported by Bloomberg Financial Services (or a comparable service) or, if no such price is available, as determined by an investment banking firm selected by the Company and reasonably acceptable to the holders of a majority of the outstanding shares of the Series C Preferred Stock.

     The first redemption was made as of September 30, 2001, as a result of which an aggregate of 108,203 shares of the Common Stock were issued, of which an aggregate of 53,861 shares were still held in escrow, as of November 19, 2001, because the related 161,357 shares of the Series C Preferred Stock were held in escrow.

(4) CONVERSION

     A share of the Series C Preferred Stock is initially convertible at a fixed conversion price of $3.00 per share (the "Fixed Conversion Price") into 11.67 shares of the Common Stock. On June 20, 2004, the conversion price becomes the lesser of the Fixed Conversion Price or the Market Price on such anniversary date for any shares still outstanding. If all 393,916 shares of the Series C Preferred Stock which were outstanding on November 19, 2001 were converted at the Fixed Conversion Price, the Company would issue 4,597,002 shares of the Common Stock; however, until 161,357 shares of the Series C Preferred Stock are released from escrow to certain of the Selling Stockholders, these shares may not be converted into an aggregate of 1,883,036 shares of the Common Stock. The number of shares of the Common Stock issuable upon conversion and the conversion price will be adjusted in the event of a stock dividend, a stock split, a reorganization, a recapitalization or a combination or subdivision of the Common Stock or a similar event. If the Company sells shares of the Common Stock (or a security convertible or exercisable into shares of the Common Stock) for a purchase price less than the then conversion price, the conversion price is reduced to such purchase price. Upon conversion, whether optional or mandatory as described in this and the succeeding three paragraphs, a holder is entitled to all accumulated but unpaid Premium to the date of conversion.

     The Company can compel conversion of the Series C Preferred Stock if conversion is required by an investment banker in an underwritten offering which will provide to the Company net proceeds of at least $20,000,000 and the offering price to the public, net of underwriting discounts and commissions, is not less than $10.00 per share of the Common Stock.

     In the event that the Market Price of the Common Stock for any ten consecutive trading days is at or above $7.50, $8.50, $9.50, $10.50 and $11.50, respectively, the Company can compel conversion of not more than 20% of the then outstanding shares of the Series C Preferred Stock. Once the Company compels conversion at a trigger price, it can only compel conversion at the next higher trigger price. For the Company to utilize the mandatory conversion right described in this paragraph or the preceding paragraph, the Common Stock must still be listed on the American Stock Exchange (or the New York Stock Exchange) or quoted on Nasdaq and the Company must not be in default.

     If the Common Stock is suspended from trading or not listed on the American Stock Exchange which it currently is (or the New York Stock Exchange), or quoted on Nasdaq for an aggregate of ten full trading days during any nine-month period, each holder of the Series C Preferred Stock may, at its option, convert its shares and, if the Market Price of the Common Stock is less than the then conversion price, the conversion price shall be such Market Price.

(5) REDEMPTION

     In certain default situations, such as (a) the Company's failure to make timely deliveries (after a grace period) of certificates for shares of the Common Stock following conversions of shares of the Series C Preferred Stock;
(b) the Company's default (after a grace period) in fulfilling its obligations under a registration rights agreement with the purchasers of the Series C Preferred Stock; and (c) the Company's material breach of its agreements with such purchasers (after a grace period to cure), or if the Company (1) sells all of its assets, (2) merges where it is not the survivor or (3) has 50% of its voting power owned by one person, entity or group other than its current affiliates, any holder of the Series C Preferred Stock may demand that the Company redeem, for cash, its shares at a specified penalty redemption price, plus accrued and unpaid Premium.

     The Company may, at its option, redeem the shares of the Series C Preferred Stock at its Stated Value plus accrued but unpaid Premium, if the closing sales price of the Common Stock is less than $3.50 per share for 11 or more consecutive trading dates. If the Company exercises such option, a holder receives an Investor Warrant to purchase .875 of a share of the Common Stock for each share of the Series C Preferred Stock redeemed.

     The Company may also, at its option, redeem the shares of the Series C Preferred Stock at its Stated Value, plus accrued but unpaid Premium, on and after June 20, 2004. The Common Stock must be listed on the American Stock Exchange or the New York Stock Exchange or quoted on Nasdaq for the Company to redeem as provided in this paragraph or the proceeding paragraph and not be in default.

(6) REACQUIRED SHARES

     Shares of the Series C Preferred Stock which have been converted, redeemed or reacquired by the Company in any manner will, upon compliance by the Company with the GCL, have the status of authorized and unissued shares of the Preferred Stock not constituting part of any series of the Preferred Stock.

(7) FRACTIONAL SHARES

     No fractional shares will be issued upon either conversion of a share of the Series C Preferred Stock or upon redemption of Premium in shares of the Common Stock. Instead the fractional share will be disregarded and the number of shares of the Common Stock issuable shall be rounded up or down to the nearest whole share.

(8) VOTING RIGHTS

     The holders of shares of the Series C Preferred Stock have no voting rights except as otherwise provided by the GCL.

     Whenever the holders of shares of the Series C Preferred Stock have been granted by law the right to vote separately as a class, the vote of the holders of at least a majority of the then outstanding shares will be required for approval. However, the Company has agreed contractually with the holders that, if their consent is required with respect to a change affecting their security, unanimous consent is required.

(9) LIQUIDATION

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, each holder of shares of the Series C Preferred Stock will be entitled to receive out of the assets available for distribution to stockholders an amount equal to $35.00 per share (i.e., the Stated Value). Each holder will also receive, as a preferential payment, a sum equal to all accrued but unpaid Premium, if any. After payment in cash to the holders of the shares of the Series C Preferred Stock of the full preferential amounts fixed by the Certificate of Designation as described in this paragraph, such holders will have no right or claim to any of the remaining assets of the Company.

INVESTOR WARRANTS

     The Investor Warrants are initially exercisable at $3.00 per share. The exercise price and the number of shares of the Common Stock are subject to adjustment in the event of a stock dividend, a stock split, a reorganization, a recapitalization or a combination or subdivision of the Common Stock or a similar event. If the Company, on or prior to June 19, 2004, sells shares of the Common Stock (or a security convertible or exercisable into shares of the Common Stock) for a purchase price less than the then conversion price, then the exercise price of the Investor Warrant shall be reduced to such exercise price.

     An Investor Warrant may be exercised on a "cashless" basis, i.e., by the surrender of shares of the Common Stock having a market price value equal to the aggregate exercise price of the shares as to which the Warrant is being exercised.

     As a result of an agreement dated as of August 16, 2001, the former provision in the Investor Warrants that the exercise price of an outstanding Investor Warrant would be reset at the end of each quarter during the first year of the date of original issuance (a "Reset Date") was eliminated. Had this provision remained operative, the exercise price of an outstanding Investor Warrant could have been reduced to the lesser of (1) the exercise price then in effect on the day preceding the Reset Date and (2) the average of the three lowest closing sales prices of the Common Stock during the 20 consecutive trading days prior to the Reset Date. In addition, the exercise price of the Investor Warrants was reduced from $3.50 to $3.00 per share.

                              PLAN OF DISTRIBUTION

ELIGIBLE SHARES

     All shares of the Common Stock to be reoffered pursuant to this Prospectus by the Selling Stockholders are shares:

     - issuable upon the conversions of shares of the Series C Preferred Stock sold to the Selling Stockholders in a private placement which closed on June 20, June 29, and September 28, 2001.

     - issued or issuable upon the redemptions of Premium with respect to the outstanding shares of the Series C Preferred Stock.

     - issued to the Selling Stockholders who or which purchased their Units on September 28, 2001 in lieu of redemption of Premium because of the long delay between their subscribing and the closing.

     - issuable pursuant to the provisions that call for compensatory payments with respect to the Series C Preferred Stock and the Investor Warrants.

     - issuable upon the exercises of Common Stock purchase warrants expiring June 19, 2006 (the "Investor Warrants"), the Investor Warrants having been initially issued in the private placement as part of Units with the shares of the Series C Preferred Stock.

     - issuable upon the exercises of two Common Stock purchase warrants expiring June 19, 2006 and one Common Stock purchase warrant expiring September 27, 2006 (the "Placement Agent's Warrants"), the Placement Agent's Warrants having been issued to one of the Selling Stockholders as partial payment of a placement agent fee in the private placement.

     - issuable upon the exercises of two Common Stock purchase warrants expiring June 19, 2006 and two Common Stock purchase warrants expiring September 27, 2006 (the "Finder's Warrants"), each Finder's Warrant having been issued as partial payment of a finder's fee to one of the Selling Stockholders for its services in the private placement.

     The term "Selling Stockholders" includes pledgees, donees, transferees or other successors in interest selling shares of the Common Stock received after the date of this Prospectus from one or more of the Selling Stockholders named in the list commencing on page 26 as a pledge, gift, partnership distribution or other non-sale related transfer. See the section "Distribution Method" under this caption "Plan of Distribution."

     The Company has registered an aggregate of 814,192 shares of the Common Stock based on its current estimate as to the shares to be issued upon the redemption of Premium with respect to the 232,599 shares of the Series C Preferred Stock not held in escrow as of November 19, 2001 during the period commencing September 30, 2001 and ending June 30, 2004, of which an aggregate of 54,342 shares of the Common Stock were issued as of September 30, 2001. Such estimate assumes that no shares of the Series C Preferred Stock not held in escrow will be converted or redeemed during that period.

Should the Company require additional shares for redemption of Premium, the Company intends to file an amendment to the Registration Statement of which this Prospectus is Part I thereof (this "Registration Statement"), or a new registration statement under the Securities Act, whichever is appropriate at the time, registering the additional shares then required and, if a new registration statement, to use the same prospectus for both registration statements pursuant to Rule 429 under the Securities Act. A similar procedure will be followed should the Company's estimate as to the number of shares (56,022) of the Common Stock to be issued as compensatory payments with respect to the Series C Preferred Stock and the Investor Warrants be insufficient.

     Because, as of November 19, 2001, the Company was not registering an aggregate of 3,820,802 shares of the Common Stock (without giving effect to any shares estimated to be issued upon the redemption of Premium through June 30,
2004) as a result of the related securities being held in escrow, whenever the related securities are released from escrow to the Selling Stockholders, the Company intends to file an amendment to this Registration Statement, or a new registration statement under the Securities Act, whichever is appropriate at the time, registering the additional shares of the Common Stock as to which the related securities are released from escrow and, if a new registration statement, to use the same prospectus for both registration statements pursuant to Rule 429 under the Securities Act. Because the escrow arrangement involves compliance by the Company with two separate milestones, each with its own deadline, if the Company complies with both, the Company would be filing an amendment or a new registration statement following each of the two releases from escrow to the Selling Stockholders. For further information as to the escrow arrangement, see the section "New Series C Preferred Stock (1) General" under the caption "Material Changes" in this Prospectus.

WARRANT SHARES

     As indicated above, the Selling Stockholders will not be offering certain of the shares of the Common Stock until the Investor Warrants, the Placement Agent's Warrant and the Finder's Warrants are exercised.

     For certain information as to the Investor Warrants, see the section "Investor Warrants" under the caption "Material Changes" in this Prospectus.

     The three Placement Agent's Warrants were granted to Wells Fargo Van Kasper LLC in partial payment for its services as the placement agent in the Company's sixth private placement in June and September 2001. Such firm also received cash fees of $676,973.

     One of the Finder's Warrants was issued to Ladenburg Thalmann & Co. Inc. in partial payment of a finder's fee with respect to the Company's sixth private placement in June 2001. Such firm was also paid a cash finder's fee of $35,000.

     A second Finder's Warrant was issued to EHC Consulting in partial payment of a finder's fee with respect to the Company's sixth private placement in June 2001. Such firm was also paid a cash finder's fee of $41,970.

     The third Finder's Warrant was issued to APS Financial Corporation in partial payment of a finder's fee with respect to the Company's sixth private placement in September 2001. Such firm was also paid a cash finder's fee of $6,125.

     The fourth Finder's Warrant was issued to Brada Mountain Capital Corp. in partial payment of a finder's fee with respect to the Company's sixth private placement in September 2001. It was also entitled to a cash finder's fee of $21,125 which was netted against the purchase price for .625 of a Unit.

     Both the Placement Agent's Warrants and the Finder's Warrants are exercisable initially at $3.00 per share and expire on either June 19, 2006 or September 27, 2006. Each also provides for an adjustment in the event of a stock dividend, a stock split and similar events as described for the Investor Warrants.

DISTRIBUTION METHOD

     All of the Selling Stockholders have advised the Company that they may sell, from time to time, pursuant to this Prospectus, their shares of the Common Stock (an aggregate of 6,784,620 shares at November 19, 2001) on the American Stock Exchange, in the third market, in isolated transactions, or in a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices with institutional or other investors. In addition, the Selling Stockholders may sell, when permissible, pursuant to the exemption of Rule 144 under the Securities Act. As of November 19, 2001, none of the shares of the Common Stock being offered pursuant to this Prospectus had met the one-year holding requirement to become eligible for sale pursuant to Rule 144 under the Securities Act. On November 26, 2001, the closing sales price as reported on the American Stock Exchange was $2.00 per share.

     The shares of the Common Stock offered by the Selling Stockholders may be sold pursuant to this Prospectus by one or more of the following methods, without limitation: (a) a block trade on which the broker-dealer so engaged will attempt to sell the shares of the Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by the broker-dealer as principal and resales by such broker-dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits, or acts as an intermediary for, purchasers; (d) face-to-face transactions between the Selling Stockholder and purchasers without a broker-dealer; or (e) in one or more underwritten offerings on a firm commitment or best efforts basis. In effecting sales, a broker-dealer engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Stockholder in amounts to be negotiated immediately prior to sale (which compensation as to a particular broker-dealer might be in excess of customary commissions for routine market transactions). Brokers or dealers and any participating brokers or dealers acting as described in this paragraph may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales. Any profits realized by the Selling Stockholder and the compensation of such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

     Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of the Common Stock through a block trade, a special offering, an exchange distribution or a secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (a) the name of each broker-dealer,
(b) the number of shares involved, (c) the price at which such shares were sold,
(d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (e) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus, as supplemented, and (f) other facts material to the transaction.

     From time to time, one or more of the Selling Stockholders may pledge, hypothecate or grant a security interest in some or all of the shares of the Common Stock owned by them, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of a default, be deemed to be Selling Stockholders hereunder. In addition, a Selling Stockholder may, from time to time, sell short the Common Stock, and in such instances, this Prospectus may be delivered in connection with such short sales and the shares of the Common Stock offered hereby may be used to cover such short sales.

     From time to time one or more of the Selling Stockholders may transfer, pledge, donate or assign, his, her or its shares of the Common Stock to lenders or others and each of those persons will be deemed to be a Selling Stockholder for purposes of this Prospectus. The number of shares of the Common Stock beneficially owned by those Selling Stockholders who or which so transfer, pledge, donate or assign will decrease as and when they take such actions. The plan of distribution for the Selling Stockholder's shares of the Common Stock sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be deemed Selling Stockholders hereunder.

     A Selling Stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Common Stock in the course of hedging the positions they assume with such Selling Stockholder, including, without limitation, in connection with distributions of shares of the Common Stock by such broker-dealers. A Selling Stockholder may also enter into option or other transactions with a broker-dealer that involve the delivery of shares of the Common Stock to the broker-dealer, which may then resell or otherwise transfer the shares of the Common Stock. A Selling Stockholder may also loan or pledge shares of the Common Stock to a broker-dealer and the broker-dealer may sell the shares of the Common Stock so loaned or upon a default may sell or otherwise transfer the pledged shares of the Common Stock.

     In order to comply with the securities laws of some states, the shares of the Common Stock will have to be sold for a Selling Stockholder in those jurisdictions only through registered or licensed brokers or dealers.

     The Company has advised the Selling Stockholders of the requirement under the Securities Act that each of them, or any broker-dealer acting for it, must deliver a copy of this Prospectus in connection with any resale by such Selling Stockholder of shares of the Common Stock registered hereunder unless such sale is made on the American Stock Exchange or pursuant to Rule 144. The Company will furnish copies of this Prospectus to the American Stock Exchange so that, with respect to a sale made on the American Stock Exchange, the Selling Stockholder or its broker-dealer will not have to deliver a copy of this Prospectus.

     The Company has also undertaken, if, in the future in the opinion of the Company, this Prospectus no longer complies with Section 10(a)(3) of the Securities Act, to advise the Selling Stockholders of this opinion, to request that the Selling Stockholders cease use of this Prospectus and to confirm the Company's then intention to amend the Registration Statement in order to effect such compliance.

     The holders of a majority of the shares have the right to select an underwriter (reasonably acceptable to the Company) to sell for whichever Selling Stockholders so desire. In such event the terms of distribution as described above will be modified for those who so elect and this Prospectus will be amended or supplemented. As of the date hereof, the Company has received no such request.

MISCELLANEOUS

     The Company has also advised each of the Selling Stockholders that, if it is determined by a court at a later date that it is an "underwriter" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholder may be found liable for monetary damages to purchasers under Sections 11, 12(2) and 15 of the Securities Act if there are any defects in the Registration Statement (i.e., material misstatements or omissions) and also may be found liable under
Section 10(b) of the Exchange Act and Rule 10b-5 thereunder for such material misstatements or omissions, if any.

     The Company and the Selling Stockholders are obligated to take such steps as may be necessary to ensure that the offer and sale by the Selling Stockholders of an aggregate, as of November 19, 2001, of 6,784,620 shares of the Common Stock offered by this Prospectus will comply with the requirements of the federal security laws, including Regulation M.

     In general, Rule 102 under Regulation M prohibits any Selling Stockholder or a broker-dealer acting for such Selling Stockholder from, directly or indirectly, bidding for, or purchasing, any shares of the Common Stock, or attempting to induce any person to bid for, or to purchase, shares of the Common Stock during a restricted period (as defined in Rule 100) which ends when he, she or it has completed his, her or its participation in the offering made pursuant to this Prospectus. Rule 102 sets forth certain exceptions for the Selling Stockholder, including exercising a stock option or warrant (which, for purposes of the Rule, would include exercise of an Investor Warrant, a Placement Agent's Warrant or the Finder's Warrant).

     The Company is bearing all costs relating to the registration of the shares of the Common Stock offered by this Prospectus. Any commissions, discounts or other fees payable to broker-dealer in connection with any sale of the Common Stock will be borne by the Selling Stockholder selling such shares.

                              SELLING STOCKHOLDERS

     The next following table indicates (1) the name and address of each Selling Stockholder, (2) the number of shares of the Common Stock which he, she or it beneficially owned as of November 19, 2001, (3) the number of shares of the Common Stock to be reoffered by the Selling Stockholder pursuant to this Prospectus and (4) the number of shares of the Common Stock to be beneficially owned if all of the shares to be offered pursuant to this Prospectus are sold. Such table also indicates the percentage of beneficial ownership before and after the proposed sales. The table reflects only those shares of the Common Stock which have been issued, as of November 19, 2001, upon the redemption of Premium with respect to the shares of the Series C Preferred Stock. All but one of the Selling Stockholders are, and each natural person affiliated with a Selling Stockholder is, not an "affiliate" of the Company as such term is defined in Rule 405 under the Securities Act and was not an affiliate of the Company during the past three years. Paul Sandler, a director of the Company, is affiliated with a family partnership that is a Selling Stockholder (PMLDSS, Ltd.). The table does not reflect any of the shares of the Common Stock related to securities held in escrow. For information as to the escrow arrangement, see the section "New Series C Preferred Stock -- (1) General" under the caption "Material Changes" elsewhere in this Prospectus.

     Each of the Selling Stockholders named in the next following table has advised the Company that he, she or it may, from time to time, offer all of the shares of the Common Stock shown next to his, her or its name in the column "Offered" and the shares to be received subsequent to November 19, 2001 upon the redemption of Premium or as compensatory payments in the manner and at the prices described under "Plan of Distribution -- Distribution Method" elsewhere in this Prospectus. No Selling Stockholder has any voting power with respect to an Investor Warrant, a Placement Agent's Warrant or a Finder's Warrant until it is exercised.

     The Selling Stockholders are offering, by this Prospectus, as of November 19, 2001, as indicated in the next following table, an aggregate of 5,968,718 shares of the Common Stock, of which (1) an aggregate of 2,713,966 shares were issuable upon the conversions of 232,599 shares of the Series C Preferred Stock,
(2) an aggregate of 3,189,058 shares were issuable upon the exercise of the Investor Warrants, the Placement Agent's Warrants and the Finder's Warrants (3) 54,342 shares were issued upon the redemption of Premium as of September 30, 2001 with respect to the 232,559 shares of the Series C Preferred Stock not held in escrow and (4) 11,352 shares were issued in lieu of the redemption of Premium with respect to the 75,696 shares of the Series C Preferred Stock purchased on September 28, 2001 and not held in escrow. As indicated above, the table does not reflect the aggregate of 759,850 additional shares of the Common Stock which the Company currently estimates, as of November 19, 2001, to be issued commencing December 31, 2001 and on or before June 30, 2004 upon the redemption of Premium with respect to the 232,559 shares of the Series C Preferred Stock not held in escrow assuming no shares of the Series C Preferred Stock are converted, redeemed or cancelled prior thereto. The table also does not include an aggregate of 56,022 shares of the Common Stock which is the Company's current estimate as to the shares which may be issued as compensatory payments to the Selling Stockholders with respect to their shares of the Series C Preferred Stock and Investor Warrants not held in escrow. Accordingly, the Selling Stockholders may be offering pursuant to this Prospectus an aggregate of 815,872 shares of the Common Stock not shown next to their names on the table, or an aggregate of 6,784,620 shares pursuant to the Prospectus.

                                                                            BENEFICIAL
                                              NUMBER OF SHARES             OWNERSHIP(1)
                                      --------------------------------    ---------------
NAME AND ADDRESS OF                    BEFORE                  AFTER      BEFORE    AFTER
SELLING STOCKHOLDER                     SALE      OFFERED      SALE        SALE     SALE
-------------------                   ---------   -------    ---------    ------    -----
General Conference Corporation
  of Seventh-day Adventists(2)......  6,600,462   338,333    6,262,129     20.4%    19.4 %
  12501 Old Columbia Pike
  Silver Spring, MD 20904
Omicron Partners LP(3)..............    840,752   840,752            0      2.6%       0
  c/o Olympia Capital International
  Inc.
  Williams House
  20 Reed Street
  Hamilton HM 11
  Bermuda

                                                                            BENEFICIAL
                                              NUMBER OF SHARES             OWNERSHIP(1)
                                      --------------------------------    ---------------
NAME AND ADDRESS OF                    BEFORE                  AFTER      BEFORE    AFTER
SELLING STOCKHOLDER                     SALE      OFFERED      SALE        SALE     SALE
-------------------                   ---------   -------    ---------    ------    -----
Michel A. Amsalem(3)................     70,424    70,424            0      nil        0
  285 Riverside Drive
  Apartment 11A
  New York, NY 10025
Zanett Lombardier Master Fund II,
  L.P.(4)...........................    666,666   666,666            0      2.1%       0
  c/o Zanett Securities Corporation
  135 East 57th Street
  New York, NY 10022
Rano Mukhamadieva(5)................     10,003    10,003            0      nil        0
  c/o Zanett Securities Corporation
  135 East 57th Street
  New York, NY 10022
New England Partners
  Capital, L.P.(3)..................    668,481   668,481            0      2.1%       0
  One Boston Place
  Suite 2100
  Boston, MA 02108
Estate of Herman Sandler(6).........    661,665   211,665      450,000      2.1%    1.4%
  c/o Mrs. Carol Sue Sandler
  435 East 52nd Street
  Apartment 13A
  New York, NY 10022
Dandelion International, Ltd.(7)....    538,613   451,113       87,500      1.7%     nil
  2525 Michigan Avenue, #A-5
  Santa Monica, CA 90404
Bomoseen Investments Ltd.(8)........    451,113   451,113            0      1.4%       0
  2525 Michigan Avenue, #A-5
  Santa Monica, CA 90404
Wallington Investment
  Holdings Ltd.(8)..................    451,113   451,113            0      1.4%       0
  2525 Michigan Avenue, #A-5
  Santa Monica, CA 90404
PMLDSS Ltd.(9)......................    433,786   211,696      220,090      1.4%     nil
  8050 North Third Avenue
  Phoenix, AZ 85021
Brendon Devlin(10)..................    236,327   236,327            0      nil        0
  85 West Northfield Road
  Livingston, NJ 07039
Timberline Opportunity(11)
  Partners, LP......................    176,842    11,842      165,000      nil      nil
  2022 Cliff Drive, #307
  Santa Barbara, CA 93109

                                                                            BENEFICIAL
                                              NUMBER OF SHARES             OWNERSHIP(1)
                                      --------------------------------    ---------------
NAME AND ADDRESS OF                    BEFORE                  AFTER      BEFORE    AFTER
SELLING STOCKHOLDER                     SALE      OFFERED      SALE        SALE     SALE
-------------------                   ---------   -------    ---------    ------    -----
Peter M. Way(12)....................    170,624    23,646      146,978      nil      nil
  c/o Way Companies
  5308 Ashbrook
  Houston, TX 77081
Elliott International L.P.(13)......    163,157   163,157            0      nil        0
  c/o Elliott Management Corporation
  712 Fifth Avenue
  New York, NY 10019
Elliott Associates, L.P.(14)........    133,497   133,497            0      nil        0
  c/o Elliott Management Corporation
  712 5th Avenue
  New York, NY 10019
RAM Capital Resources, LLC(15)......     41,678    41,678            0      nil        0
  45 Rockefeller Plaza
  Suite 2000
  New York, NY 10111
The Michael S. McCord
  GST Trust(16).....................    149,654    23,654      126,000      nil      nil
  2001 Kirby Drive
  Suite 701
  Houston, TX 77019
OTATO Limited Partnership(3)........    134,994   134,994            0      nil        0
  c/o OTA Limited Partnership
  One Manhattanville Rd
  Purchase, NY 10577
H&B Wilson Interests Ltd.(17).......    107,915    47,313       60,602      nil      nil
  2001 Kirby Drive
  Suite 712
  Houston, TX 77019
Lee E. Burton(18)...................     71,839    23,354       48,485      nil      nil
  7906 Huddersfield CT
  Spring, TX 77379
Raul M. Rodelas(10).................     70,564    70,564            0      nil        0
  7114 North 23rd Place
  Phoenix, AZ 85020
Aljay L. Smith(10)..................     59,091    59,091            0      nil        0
  2101 Westbend Parkway
  No. 268
  New Orleans, LA 70114
Gary Blum(10).......................     58,776    58,776            0      nil        0
  2310 Southbay
  Rowlett, TX 75088
Harry S. Y. Nam(19).................     43,354    23,354       20,000      nil      nil
  P.O. Box 3113
  Rancho Sante Fe, CA 92067

                                                                            BENEFICIAL
                                              NUMBER OF SHARES             OWNERSHIP(1)
                                      --------------------------------    ---------------
NAME AND ADDRESS OF                    BEFORE                  AFTER      BEFORE    AFTER
SELLING STOCKHOLDER                     SALE      OFFERED      SALE        SALE     SALE
-------------------                   ---------   -------    ---------    ------    -----
Dos Cunados(20).....................     32,731    11,823       20,908      nil      nil
  827 Wade Hampton
  Houston, TX 77024
Stifel Nicolaus, Custodian for
  A. Ray Cercle IRA(10).............     23,656    23,656            0      nil        0
  c/o Stifel, Nicholas & Company,
  Incorporated
  501 North Broadway
  St. Louis, MO 63102
Brada Mountain Capital Corp.(21)....     22,078    22,078            0      nil        0
  c/o Michael Mrkulic
  40 Oaktree Lane
  Passaic, NJ 07055
Scorpion Acquisition LLC(3).........     20,722    20,722            0      nil        0
  505 Park Avenue, 12th Floor
  New York, NY 10022
Wells Fargo Van Kasper LLC(22)......    444,792   444,792            0      1.4%       0
  600 California Street
  Suite 1700
  San Francisco, CA 94108
Ladenburg Thalmann & Co. Inc.(23)...     11,670    11,670            0      nil        0
  590 Madison Avenue
  New York, NY 10022
EHC Consulting(23)..................      9,329     9,329            0      nil        0
  c/o Edmund Chavez
  250 Gorge Road, Ste. 19H
  Cliffside Park, N.J. 07010
APS Financial Corporation(23).......      2,042     2,042            0      nil        0
  1301 Capital of Texas Hwy.
  Suite B-220
  Austin, TX 78746

-------------------------

 (1) The percentages computed in this column of the table are based upon 31,753,157 shares of the Common Stock which were outstanding on November 19, 2001. Effect is given, where applicable, pursuant to Rule 13d-3(1)(i) under the Exchange Act, to shares issuable upon the conversion of shares of the Series C Preferred Stock and exercises of the Investor Warrants, the Placement Agent's Warrants and the Finder's Warrants, to the extent currently convertible or exercisable or convertible or exercisable within 60 days of November 19, 2001 and without regard to the securities held in escrow even if the escrow could end within such 60 days.

 (2) The shares of the Common Stock reported in the table as being beneficially owned by this Selling Stockholder include (a) 240,000 shares acquired by this Selling Stockholder and its affiliate in the Company's fourth private placement in February 2000, (b) 240,000 shares issuable upon the exercise of Warrants expiring February 28, 2005 also acquired in such private placement, (c) 166,718 shares issuable upon the conversion of 14,286 shares of the Series C Preferred Stock acquired in the Company's sixth private placement in June 2001, (d) 166,712 shares issuable upon the exercise of an Investor Warrant and (e) 4,903 shares issued upon the redemption of Premium. The shares reported in the table as being beneficially owned by this Selling Stockholder do not include (x) 166,706 shares issuable on the conversion of 14,285 shares of the Series C Preferred Stock which are held in escrow, (y) 166,712 shares issuable upon the exercise of two Investor Warranties which are held in escrow and (2) 4,902 shares issued upon the redemption of Premium which are held in escrow. The shares of the Common Stock reported in the table as being offered by this Selling Stockholder reflect those shares described in
     (c), (d) and (e). This Selling Stockholder is also offering the shares described in (a) and (b) pursuant to another registration statement of the Company.

 (3) The shares of the Common Stock reported in the table as being beneficially owned by this Selling Stockholder reflect (a) shares issuable upon the conversion of shares of the Series C Preferred Stock acquired in the Company's sixth private placement in June or September 2001, (b) shares issuable upon the exercise of one or more Investor Warrants and (c) shares issued upon the redemption, or in lieu of the redemption, of Premium, none of which shares or the related securities being held in escrow. The shares of the Common Stock reported in the table as being offered by this Selling Stockholder reflect the foregoing shares. The shares of the Common Stock reported in the table as being beneficially owned and offered do not include (x) shares issuable upon the conversion of shares of the Series C Preferred Stock held in escrow, (y) shares issuable upon the exercise of two or more Investor Warrants held in escrow and (z) shares issued upon the redemption, or in lieu of the redemption, of Premium held in escrow.

 (4) The shares of the Common Stock reported in the table as being beneficially owned by this Selling Stockholder reflect (a) 333,435 shares issuable upon the conversion of 28,572 shares of the Series C Preferred Stock acquired in the Company's sixth private placement in June 2001, (b) 323,426 shares issuable upon the exercise of an Investor Warrant after transferring Investor Warrants to the Selling Stockholder named in the text to Note (6) to the table and (c) 9,805 shares issued upon the redemption of Premium. The shares reported in the table as being beneficially owned by this Selling Stockholder do not include (x) 333,424 shares issuable upon the conversion of 28,571 shares of the Series C Preferred Stock which are held in escrow, (y) an aggregate of 323,426 shares issuable upon the exercise of two Investor Warrants which are held in escrow and (z) 9,805 shares issued upon the redemption of Premium which are held in escrow. The shares of the Common Stock reported in the table as being offered by this Selling Stockholder reflect those described in (a), (b) and (c).

 (5) The shares of the Common Stock reported in the table as being beneficially owned by this Selling Stockholder reflect 10,003 shares issuable upon the exercise of an Investor Warrant transferred to her by Zanett Lombardier Master Fund II, L.P., another Selling Stockholder. The foregoing shares of the Common Stock do not reflect an aggregate of 10,004 shares issuable upon the exercises of two Investor Warrants which are held in escrow. The shares of the Common Stock reported in the table as being offered by this Selling Stockholder reflect the 10,003 shares.

 (6) The shares of the Common Stock reported in the table as being beneficially owned by this Selling Stockholder include (a) 150,000 shares issuable upon the exercise of a Common Stock purchase warrant expiring January 7, 2003, (b) 105,030 shares issuable upon the conversion of 9,000 shares of the Series C Preferred Stock acquired in the Company's sixth private placement in September 2001, (c) 105,030 shares issuable upon the exercise of an Investor Warrant and (d) an aggregate of 1,605 shares issued either in redemption, or in lieu of redemption, of Premium. The shares of the Common Stock reported in the table as being offered by this Selling Stockholder reflect only the shares described in (b), (c) and (d).

 (7) The shares of the Common Stock reported in the table as being beneficially owned by this Selling Stockholder reflect (a) 222,291 shares issuable upon the conversion of 19,048 shares of the Series C Preferred Stock acquired in the Company's sixth private placement in June 2001, (b) an aggregate of 222,285 shares issuable upon the exercises of two Investor Warrants, (c) 6,537 shares issued upon the redemption of Premium and (d) 87,500 shares issuable upon the exercise of a Common Stock purchase warrant expiring March 13, 2006. The foregoing shares of the Common Stock do not include (x) 111,145 shares issuable upon the conversion of 19,047 shares of the Series C Preferred Stock held in escrow, (y) an aggregate of 111,142 shares issuable upon the exercises of four Investor Warrants held in escrow and
     (z) 6,537 shares issued upon the redemption of Premium which are held in escrow. The shares of the Common Stock reported in the table as being offered by this Selling Stockholder reflect the shares described in (a),
     (b), and (c). This Selling Stockholder is also offering the shares described in (d) pursuant to another registration statement of the Company. This Selling Stockholder was a former holder of shares of the Series B Preferred Stock.

 (8) See Note (3) to this table for information as to the shares of the Common Stock beneficially owned and being offered by this Selling Stockholder. This Selling Stockholder was a former holder of shares of the Series B Preferred Stock.

 (9) Paul Sandler, a director of the Company, is affiliated with a family partnership that is this Selling Stockholder and, accordingly, may be deemed the beneficial owner of the shares reported in the table. The shares of the Common Stock reported in the table as being beneficially owned by this Selling Stockholder reflect (a) 105,030 shares issuable to this Selling Stockholder upon the conversion of 9,000 shares of the Series C Preferred Stock acquired in the Company's sixth private placement in September 2001, (b) 105,030 shares issuable to this Selling Stockholder upon the exercise of an Investor Warrant, (c) an aggregate of 1,636 shares issued to this Selling Stockholder upon the redemption, or in lieu of the redemption, of Premium, (d) 200,000 shares owned directly by Mr. Sandler and (e) an aggregate of 22,090 shares issuable upon the exercise of stock options granted to Mr. Sandler as a director of the Company as to which the stock options are currently exercisable or exercisable within 60 days of November 19, 2001.

(10) The shares of the Common Stock reported in the table as being beneficially owned and offered by this Selling Stockholder reflect (a) shares issuable upon the conversion of shares of the Series C Preferred Stock acquired in the Company's sixth private placement in September 2001, (b) shares issuable upon the exercise of an Investor Warrant and (c) shares issued upon the redemption, or in lieu of the redemption, of Premium. The foregoing shares of the Common Stock do not reflect any shares issued, or issuable upon the conversion or exercise of securities, which are held in escrow.

(11) The shares of the Common Stock reported in the table as being beneficially owned by this Selling Stockholder reflect (a) 82,500 shares acquired in the Company's fourth private placement in February 2000, (b) 40,000 shares issued upon the partial exercises of a Common Stock purchase warrant expiring February 28, 2005 also acquired in such private placement, (c) 42,500 shares issuable upon the exercise of the foregoing warrant, (d) 5,835 shares issuable upon the conversion of 500 shares of the Series C Preferred Stock acquired in the Company's sixth private placement in June 2001, (e) 5,835 shares issuable upon the exercise of an Investor Warrant and (f) 172 shares issued upon the redemption of Premium. The shares of the Common Stock described in (d), (e) and (f) do not reflect (x) the 500 shares of the Series C Preferred Stock held in escrow, (y) an aggregate of 5,835 shares issuable upon the exercises of two Investor Warrants which are held in escrow and (z) 171 shares issued upon the redemption of Premium which are held in escrow. The shares of the Common Stock reported in the table as being offered reflect those shares described in (d), (e) and (f). This Selling Stockholder is also offering the shares described in (a), (b) and (c) pursuant to another registration statement of the Company.

(12) The shares of the Common Stock reported in the table as being beneficially owned by this Selling Stockholder include (a) 12,500 shares acquired in the Company's fourth private placement in February 2000, (b) 12,500 shares issued upon the exercise of a Common Stock purchase warrant expiring February 28, 2005 acquired in the same private placement, (c) 11,670 shares issuable upon the conversion of 1,000 shares of Series C Preferred Stock acquired in the Company's sixth private placement in September 2001, (d) an aggregate of 11,670 shares issuable upon the exercise of an Investor Warrant and (e) an aggregate of 306 shares issued upon redemption, or in lieu of the redemption, of Premium. The shares of the Common Stock described in (c), (d) and (e) do not include (x) the 1,000 shares of the Series C Preferred Stock held in escrow, (y) an aggregate of 11,670 shares issuable upon the exercises of two Investor Warrants which are held in escrow and (z) the aggregate of 306 shares issued upon the redemption, or in lieu of the redemption, of Premium which are held in escrow. The shares reported in the table as being offered by this Selling Stockholder reflect those shares described in (c), (d) and (e). The Selling Stockholder is also offering the shares described in (a) and (b) pursuant to another registration statement of the Company.

(13) The shares of the Common Stock reported in the table as being beneficially owned by this Selling Stockholder reflect (a) 91,691 shares issuable upon the conversion of 7,857 shares of the Series C Preferred Stock acquired in the Company's sixth private placement in June 2001, (b) an aggregate of 68,769 shares issuable upon the exercise of an Investor Warrant after transferring Investor Warrants to the Selling Stockholder named in the text to Note (16) to the table and (c) 5,393 shares issued upon the redemption of Premium. The shares of the Common Stock described in (a), (b) and (c) do not reflect (x) the 7,857 shares of the Series C Preferred Stock held in escrow, (y) an aggregate of 68,768 shares issuable upon the exercise of two Investor Warrants held in escrow and (z) 2,696 shares issued upon the redemption of Premium which are held in escrow. The shares of the Common Stock reported in the table as being offered by the Selling Stockholder reflect the shares described in (a), (b) and (c).

(14) The shares of the Common Stock reported in the table as being beneficially owned by this Selling Stockholder reflect (a) 75,026 shares issuable upon the conversion of 6,429 shares of the Series C Preferred Stock acquired in the Company's sixth private placement in June 2001, (b) an aggregate of 56,265 shares issuable upon the exercise of an Investor Warrant after transferring the Investor Warrants to the Selling Stockholder named in the text to Note (16) to the table and (c) 2,206 shares issued upon the redemption of Premium. The shares of the Common Stock described in (a), (b) and (c) do not include (x) the 6,428 shares of the Series C Preferred Stock held in escrow, (y) an aggregate of 56,265 shares issuable upon the exercise of two Investor Warrants which are held in escrow and (z) 2,206 shares issued upon the redemption of Premium which are held in escrow. The shares of the Common Stock reported in the table as being offered by this Selling Stockholder reflect the shares described in (a), (b) and (c).

(15) The shares of the Common Stock reported in the table as being beneficially owned and offered by this Selling Stockholder reflect (a) an aggregate of 22,923 shares issuable upon the exercise of an Investor Warrant transferred to it by Elliot International L.P., another Selling Stockholder, and (b) an aggregate of 18,755 shares issuable upon the exercise of three Investor Warrants transferred to it by Elliot Associates, L.P., another Selling Stockholder. The foregoing shares of the Common Stock do not reflect an aggregate of 41,678 shares issuable upon the exercises of four Investor Warrants which are held in escrow.

(16) Michael S. McCord, a director of the Company from May 31, 1966 to October 31, 1997, is the Trustee of this Selling Stockholder and, accordingly, may be deemed the beneficial owner of the securities of this Selling Stockholder. The shares of the Common Stock reported in the table as beneficially owned by this Selling Stockholder include (a) 12,500 shares acquired by Mr. McCord in the Company's fourth private placement in February 2000, (b) 12,500 shares issuable to Mr. McCord upon the exercise of a Common Stock purchase warrant expiring February 28, 2005 also acquired in that private placement, (c) 11,670 shares issuable upon the conversion of 1,000 shares of the Series C Preferred Stock acquired in the Company's sixth private placement in September 2001, (d) 11,670 shares issuable upon the exercise of an Investor Warrant and (e) an aggregate of 314 shares issued upon the redemption, or in lieu of the redemption, of Premium. The shares reported in the table as being offered by this Selling Stockholder reflect the shares described in (c), (d) and (e). Mr. McCord is offering the shares described in (a) and (b) pursuant to another registration statement of the Company.

(17) Herman T. Wilson, Jr. is the general partner of this Selling Stockholder and, accordingly, may be deemed the beneficial owner of its securities. The shares of the Common Stock reported in the table as being beneficially owned by this Selling Stockholder reflect (a) 23,340 shares issuable upon the conversion of 2,000 shares of the Series C Preferred Stock acquired by this Selling Stockholder in the Company's sixth private placement in September 2001, (b) 23,340 shares issuable to this Selling Stockholder upon the exercise of an Investor Warrant, (c) an aggregate of 633 shares issued to this Selling Stockholder upon the redemption, or in lieu of the redemption, of Premium and (d) 60,602 shares beneficially owned by Mr. Wilson. The shares of the Common Stock in the table as being beneficially offered by this Selling Stockholder reflect those described in (a), (b) and
     (c).

(18) The shares of the Common Stock reported in the table as being beneficially owned by this Selling Stockholder reflect (a) 20,000 shares acquired in the Company's fourth private placement in March 2000, (b) 20,000 shares issuable upon the exercise of a Common Stock purchase warrant expiring March 13, 2005 acquired in the same private placement, (c) 8,485 shares issuable upon the exercise of a Common Stock purchase warrant expiring March 13, 2005 issued in partial payment of a finder's fee in connection with such private placement, (d) 11,670 shares issuable upon the conversion of 1,000 shares of the Series C Preferred Stock acquired in the Company's sixth private placement in September 2001, (e) 11,670 shares issuable upon the exercise of an Investor Warrant and (f) an aggregate of 14 shares issued upon the redemption, or in lieu of the redemption, of Premium. The shares of the Common Stock reported in the table as being offered by this Selling Stockholder reflect those described in (d), (e) and (f). This Selling Stockholder is also offering the shares described in (a), (b) and (c) pursuant to another registration statement of the Company.

(19) The shares of the Common Stock reported in the table as being beneficially owned by this Selling Stockholder reflect (a) 11,670 shares issuable upon the conversion of 1,000 shares of the Series C Preferred Stock acquired in the Company's sixth private placement in September 2001, (b) 11,670 shares issuable upon the exercise of an Investor Warrant, (c) an aggregate of 14 shares received upon the redemption, or in lieu of the redemption, of Premium and (d) 20,000 shares acquired from a purchaser in the Company's fourth private placement in February and March 2000. The shares of the Common Stock reported in the table as being offered by this Selling Stockholder reflect the shares described in (a), (b) and (c). This Selling Stockholder is also offering the shares described in (d) pursuant to another registration statement of the Company. Mr. Nam is affiliated with Hyosung Corporation which acquired in the Company's fourth private placement in February 2000 (a) 500,000 shares of the Common Stock and (b) a Common Stock purchase warrant expiring February 28, 2005 to purchase 500,000 shares of the Common Stock, all of which shares of the Common Stock being offered in another registration statement of the Company.

(20) The shares of the Common Stock reported in the table as beneficially owned by this Selling Stockholder include (a) 5,835 shares issuable upon the conversion of 500 shares of the Series C Preferred Stock acquired in the Company's sixth private placement in September 2001, (b) 5,835 shares issuable upon the exercise of an Investor Warrant and (c) an aggregate of 153 shares issued upon the redemption, or in lieu of the redemption, of Premium. The foregoing shares do not reflect (x) the 500 shares of the Series C Preferred Stock held in escrow, (y) an aggregate of 5,835 shares issuable upon the exercises of two Investor Warrants which are held in escrow and (z) the aggregate of 152 shares issued upon the redemption, or in lieu of the redemption, of Premium which are held in escrow. The shares of the Common Stock reported in the table as being offered by this Selling Stockholder reflect those shares described in (a), (b) and (c).

(21) The shares of the Common Stock reported in the table as being beneficially owned and offered by this Selling Stockholder reflect (a) 7,294 shares issuable upon the conversion of 625 shares of the Series C Preferred Stock,
     (b) 7,294 shares issuable upon the exercise of an Investor Warrant, (c) an aggregate of 196 shares issued upon the redemption, or in lieu of the redemption, of Premium and (d) 7,294 shares issuable upon the exercise of a Finder's Warrant. This Selling Stockholder was entitled to a finder's fee which was netted against the purchase price for its .625 of a Unit.

(22) The shares of the Common Stock reported in the table as being beneficially owned and as being offered by this Selling Stockholder reflect shares issuable upon the exercises of three Placement Agent's Warrants acquired in partial payment of this Selling Stockholder's services as placement agent for the Company's sixth private placement in June and September 2001.

(23) The shares of the Common Stock reported in the table as being beneficially owned and as being offered by this Selling Stockholder reflect shares issuable upon the exercise of a Finder's Warrant acquired in partial payment of a finder's fee to this Selling Stockholder in connection with the Company's sixth private placement in June or September 2001.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

     The financial statements of the Company appearing in the Company's Annual Report (Form 10-K) at March 31, 2001 and for each of the three years in the period ended March 31, 2001 have been audited by Ernst & Young LLP, independent auditors, and, for the period from October 8, 1992 (inception) through March 31, 1995, by Wolinetz, Lafazan and Co., P.C, independent certified public accountants, as set forth in their respective reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance on such reports given upon the authority of such firms as experts in accounting and auditing.

     The validity of the shares offered hereby will be passed upon for the Company by Wachtel & Masyr, LLP, 110 East 59th Street, New York, New York 10022.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents have been filed by the Company with the Securities and Exchange Commission (the "Commission") and are incorporated in this Prospectus by this reference:

          (a) the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2001;

          (b) the Company's Current Report on Form 8-K filed on June 25, 2001;

          (c) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.;

          (d) the Company's Current Report on Form 8-K filed on October 1, 2001;

          (e) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001; and

          (f) the description of the Company's Common Stock, $.001 par value (the "Common Stock"), as contained in the Company's Registration Statement on Form 8-A filed on April 18, 2000 under the Exchange Act.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to termination of the offering pursuant to this Prospectus shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as the "Incorporated Documents"); provided, however, that the documents enumerated above and subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made hereby is in effect prior to the filing with the Commission of the Company's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference herein or be part hereof from and after the filing of such Annual Report on Form 10-K.

     Any statement contained in an Incorporated Document or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, a copy of any Incorporated Documents if not delivered with this Prospectus. Requests for such copies should be directed to LifePoint, Inc., Attention: Michele A. Clark, Controller and Chief Accounting Officer, 1205 South Dupont Street, Ontario, CA 91761, telephone: (909) 418-3000.

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. Reports, proxy and information statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, including the Company (since May 17, 1996), that file electronically with the Commission at the following Web site address: http://www.sec.gov. Since April 19, 2000, the Common Stock has been listed on the American Stock Exchange LLC (the "AMEX"). Accordingly, copies of the Company's reports, proxy and information statements and other information filed after that date may be inspected and copied at the AMEX Library, 86 Trinity Place, New York, NY 10006.

     Certain information with respect to the Company may also be obtained on its web site: www.lifepointinc.com.

                     COMMISSION POSITION ON INDEMNIFICATION

     The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for a breach of his or her fiduciary duty as a director, except, if required by the GCL, as amended from time to time, for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise, prior to such amendment or repeal.

     While the Certificate of Incorporation provides directors with protection from awards for monetary damages for breach of their duty of care, it does not eliminate such duty. Accordingly, the Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

     The Company's Certificate of Incorporation provides for the maximum indemnification of the Company's officers and directors, employees and agents as permitted by Section 145 of the GCL. Section 145(a) of the GCL empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except in the case of an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful.

     Pursuant to Section 145(b) of the GCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including amounts paid in settlement and attorney's fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

     Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, then, pursuant to Section 145(c) of the GCL, he or she must be indemnified by the corporation against expenses, including attorney's fees, actually and reasonably incurred by him or her in connection with the defense. Any indemnification under subsections (a) and (b) of Section 145 of the GCL, unless ordered by a court or advanced pursuant to this Section, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made pursuant to subsection (d) of
Section 145 if the person is a director or officer at the time of the determination: (a) by the stockholders; (b) by a majority vote of the directors who were not parties to the action, suit or proceeding, even if less than a quorum; (c) by a majority vote of a committee consisting of directors who were not parties to the action, suit or proceeding, even if less than a quorum; or
(d) if there are no directors who were not parties to the action, suit or proceeding, or if such directors so order, by independent legal counsel in a written opinion.

     Pursuant to Section 145(e) of the GCL, a corporation may provide that the expenses of a director or officer incurred in defending a civil or criminal action, suit or proceeding be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.

     The indemnification and advancement of expenses authorized pursuant to the subsections of Section 145 of the GCL described above: (a) do not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to an action in his or her official capacity and as to an action in another capacity while holding his or her office, and (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

     Section 145(g) of the GCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145. The Company has in effect a standard directors' and officers' liability insurance policy.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

------------------------------------------------
------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF ANY SUCH INFORMATION OR REPRESENTATIONS IS GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                           -------------------------

------------------------------------------------
------------------------------------------------
------------------------------------------------
------------------------------------------------

                                LIFEPOINT, INC.

                                6,784,620 SHARES
                                OF COMMON STOCK
                               ($.001 PAR VALUE)
                                   OFFERED BY
                              SELLING STOCKHOLDERS

                           -------------------------

                                   PROSPECTUS

                           -------------------------

                          ---------------- ----, ----

------------------------------------------------

------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

Securities and Exchange Commission fee......................  $    3,244
Accountants' fees...........................................      20,225
Legal fees and expenses.....................................     250,000
Placement agent's and finders' fees.........................     781,943
Printing and engraving expenses.............................      25,000
Miscellaneous...............................................      27,588
                                                              ----------
     Total..................................................  $1,108,000
                                                              ==========

-------------------------

* Estimated, except for the Securities and Exchange Commission fee.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Certificate of Incorporation of LifePoint, Inc. (the "Company" or the "Registrant") provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for a breach of his or her fiduciary duty as a director, except, if required by the General Corporation Law of the State of Delaware (the "GCL"), as amended from time to time, for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the GCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise, prior to such amendment or repeal.

     While the Certificate of Incorporation provides directors with protection from awards for monetary damages for breach of their duty of care, it does not eliminate such duty. Accordingly, the Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

     The Company's Certificate of Incorporation provides for the maximum indemnification of the Company's officers and directors, employees and agents as permitted by Section 145 of the GCL. Section 145(a) of the GCL empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except in the case of an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful.

     Pursuant to Section 145(b) of the GCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including amounts paid in settlement and attorney's fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, then, pursuant to Section 145(c) of the GCL, he or she must be indemnified by the corporation against expenses, including attorney's fees, actually and reasonably incurred by him or her in connection with the defense. Any indemnification under subsections (a) and (b) of Section 145 of the GCL, unless ordered by a court or advanced pursuant to this Section, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made pursuant to subsection (d) of
Section 145 if the person is a director or officer at the time of the determination: (a) by the stockholders; (b) by a majority vote of the directors who were not parties to the action, suit or proceeding, even if less than a quorum; (c) by a majority vote of a committee consisting of directors who were not parties to the action, suit or proceeding, even if less than a quorum; or
(d) if there are no directors who were not parties to the action, suit or proceeding, or if such directors so order, by independent legal counsel in a written opinion.

     Pursuant to Section 145(e) of the GCL, a corporation may provide that the expenses of a director or officer incurred in defending a civil or criminal action, suit or proceeding be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.

     The indemnification and advancement of expenses authorized pursuant to the subsections of Section 145 of the GCL described above: (a) do not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to an action in his or her official capacity and as to an action in another capacity while holding his or her office, and (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

     Section 145(g) of the GCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145. The Company has in effect a standard directors' and officers' liability insurance policy.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16.  EXHIBITS

     All of the following exhibits except Exhibit 4(a) are filed with this Registration Statement.

 EXHIBIT
 NUMBER                              EXHIBIT
 -------                             -------
   4(a)    Certificate of Designation of the Series C Convertible
           Preferred Stock as filed in Delaware on June 20, 2001.(1)
   4(b)    Registration Rights Agreement dated as of June 20, 2001 by and among the Company and certain Investors.
   4(c)    Amendatory Agreement dated as of August 16, 2001 by and
           among the Company and certain Investors.
   4(d)    Amendatory Agreement dated as of November 21, 2001 by and
           among the Company and certain Investors.
   4(e)    Form of Common Stock purchase warrant expiring June 19, 2006 issued as part of Units with shares of Series C Preferred
           Stock.
   4(f)    Form of Common Stock purchase warrant expiring June 19, 2006 issued as a Placement Agent's Warrant.
   4(g)    Form of Common Stock purchase warrant expiring June 19, 2006 issued as a Finder's Warrant.
   5(a)    Opinion of Wachtel & Masyr, LLP.
  23(a)    Consent of Wachtel & Masyr, LLP is included in its opinion filed as Exhibit 5.

 EXHIBIT
 NUMBER                              EXHIBIT
 -------                             -------
  23(b)    Consent of Independent Auditors
  23(c)    Consent of Wolinetz, Gottlieb & Lafazan, P.C.

-------------------------

(1) Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2001 and incorporated herein by this reference.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 to the Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ontario, State of California, on November 28, 2001.

                                          LIFEPOINT, INC.
                                          (Registrant)

                                          By:     /s/ LINDA H. MASTERSON
                                             -----------------------------------
                                              Linda H. Masterson
                                              Chairman of the Board, President
                                              and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 28, 2001.

                         SIGNATURE                                          TITLE
                         ---------                                          -----

                   /s/ LINDA H. MASTERSON                      Principal Executive Officer and
         -----------------------------------------             Director
                     Linda H. Masterson

                    /s/ PETER E. JANSEN                        Principal Financial Officer
         -----------------------------------------
                      Peter E. Jansen

                    /s/ MICHELE A. CLARK                       Principal Accounting Officer
         -----------------------------------------
                      Michele A. Clark

                  /s/ CHARLES J. CASAMENTO                     Director
         -----------------------------------------
                    Charles J. Casamento

                     /s/ PETER S. GOLD                         Director
         -----------------------------------------
                       Peter S. Gold

                      /s/ PAUL SANDLER                         Director
         -----------------------------------------
                        Paul Sandler

                      /s/ STAN YAKATAN                         Director
         -----------------------------------------
                        Stan Yakatan

                                 EXHIBIT INDEX

NUMBER                            EXHIBIT
------                            -------
 4(b)   Registration Rights Agreement dated as of June 20, 2001 by and among the Company and certain Investors
 4(c)   Amendatory Agreement dated as of August 16, 2001 by and
        among the Company and certain Investors
 4(d)   Amendatory Agreement dated as of November 21, 2001 by and
        among the Company and certain Investors
 4(e)   Form of Common Stock purchase warrant expiring June 19, 2006 issued as part of Units with shares of Series C Preferred
        Stock
 4(f)   Form of Common Stock purchase warrant expiring June 19, 2006 issued as a Placement Agent's Warrant
 4(g)   Form of Common Stock purchase warrant expiring June 19, 2006 issued as a Finder's Warrant
 5      Opinion of Wachtel & Masyr, LLP
23(a)   Consent of Wachtel & Masyr, LLP is included in its opinion filed as Exhibit 5
23(b)   Consent of Independent Auditors
23(c)   Consent of Wolinetz, Lafazan and Co., P.C.